AUGUST 11, 2011
Imperial Holdings, Inc. Announces Second Quarter 2011 Results
— Revenues reach $29.2 million —
— Income before taxes of $13.8 million —
— Earnings Per Share (EPS) $0.59 —
— Book value of $10.44 per share, up from $9.82 at the end of Q1 —
BOCA RATON, Fla.—Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”), a specialty finance company providing liquidity solutions with a focus on individual life insurance policies and purchasing structured settlement payments, today announced financial results for its second quarter and six months ended June 30, 2011.
During the second quarter of 2011, Imperial reported total revenue of $29.2 million, compared to second quarter 2010 revenue of $20.6 million. In the Life Finance segment, revenues increased by $9.1 million primarily driven by an increase in fair value of life settlements. Agency fee income, interest income and origination fees on premium finance loans totaled $5.9 million during the second quarter of 2011, compared to $13.9 million for the same period in 2010.
Income before taxes was $13.8 million in the second quarter compared to a loss of $2.1 million during the same period last year. Net gain after tax for the second quarter of 2011 was $12.6 million as compared to a net loss of $2.1 million for the same period in 2010. Fully diluted earnings per share for the second quarter were $0.59 compared to an earnings loss per share of $(0.58) for the same time last year.
For the first six months of 2011, Imperial reported total revenue of $54.1 million, compared to revenue of $40.4 million for the first six months of 2010. Income before taxes was $21.2 million for the first six months of 2011 compared to a loss of $9.6 million during the same period last year. Net gain after tax for the first six months of 2011 was $12.0 million as compared to a net loss of $9.6 million for the same period in 2010.
The Company had cash, cash equivalents and investment securities available for sale of approximately $131.4 million at June 30, 2011 compared to $165.9 million at the end of the first quarter 2011.
Antony Mitchell, Chairman and Chief Executive Officer, commented, “We continue to witness strong customer demand for liquidity across both of our key business segments. During the second quarter we were able to acquire policies and make loans all within our target parameters. Our visibility through the third quarter of 2011 is very good as the pipeline for Life Finance opportunities continue to grow.”
Mr. Mitchell continued, “Our Structured Settlements business segment delivered exceptionally strong transaction growth during the quarter originating 245 transactions, a 73% increase over the second quarter of 2010 and 51% over the first quarter of 2011. Our repeat business grew 283% over the second quarter of 2010 with 38% of all transactions now coming from existing customers.” Mr. Mitchell concluded,

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“Overall, we are excited with the increased business activity since the IPO and are encouraged by the opportunities we see in the third quarter.”
Conference Call Information
Imperial will host a conference call today, August 11, 2011, at 5:00 p.m. ET to discuss its second quarter 2011 results. To listen to the live call, please dial (888) 504-7962 or log on to the investor relations page of the company’s website at www.imperial.com. In addition, an audio replay of the call will be available two hours after its conclusion and archived through August 25, 2011. This archived call may be accessed by dialing (877) 870-5176; replay pin number “2431981”.
About Imperial Holdings, Inc.
Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial provides premium finance loans to policyholders for the payment of premiums and purchases life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. domestic insurance companies. More information about Imperial can be found at www.imperial.com.
Safe Harbor Statement
This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Imperial’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.
Contact:
David Sasso
Imperial Holdings, Inc.
Director- Investor Relations
561.672.6114
IR@imperial.com
www.imperial.com
-SELECTED FINANCIAL TABLES FOLLOW-

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Imperial Holdings, Inc. and Subsidiaries
CONSOLIDATED AND COMBINED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)

	June 30,	December 31.
	2011	2010
ASSETS
Assets
Cash and cash equivalents	$18,667	$14,224
Restricted cash	691	691
Certificate of deposit — restricted	885	880
Investment securities available for sale, at estimated fair value	112,756	—
Agency fees receivable, net of allowance for doubtful accounts	266	561
Deferred costs, net	4,447	10,706
Prepaid expenses and other assets	2,304	1,868
Deposits on purchases of life settlements (life insurance policies)	4,048	—
Deposits — other	643	692
Interest receivable on investment securities available for sale	714	—
Interest receivable on loans, net	8,158	13,140
Loans receivable, net	58,135	90,026
Structured settlement receivables, net	4,144	2,536
Investment in life settlements, at estimated fair value	74,678	17,138
Fixed assets, net	737	876
Investments in affiliates	896	79

Total assets	$292,169	$153,417

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$3,667	$3,425
Accrued expenses — related parties	—	71
Payable for purchase of structured settlements	—	224
Other liabilities	2,908	7,913
Lender protection insurance claims received in advance	1,060	31,154
Interest payable	10,292	13,765
Interest payable — related parties	—	55
Notes payable and debenture payable , net of discount	37,345	89,207
Notes payable — related parties	—	2,402
Income taxes payable	6,295	—
Deferred tax liability	9,201	—

Total liabilities	70,768	148,216
Member units — preferred (zero and 500,000 authorized in the aggregate as of June 30, 2011 and December 31, 2010, respectively)
Member units — Series A preferred (zero and 90,796 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	4,035
Member units — Series B preferred (zero and 25,000 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	2,500
Member units — Series C preferred (zero and 70,000 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	7,000
Member units — Series D preferred (zero and 7,000 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	700
Member units — Series E preferred (zero and 73,000 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	7,300
Member units — common (zero and 500,000 authorized; zero and 337,500 issued outstanding as of June 30, 2011 and December 31, 2010, respectively)	—	11,462
Common stock (80,000,000 and zero authorized; and zero issued and 21,202,614 outstanding as of June 30, 2011 and December 31, 2010, respectively)	212	—
Additional paid-in-capital	236,914	—
Accumulated other comprehensive income	36	—
Accumulated deficit	(15,761)	(27,796)

Total stockholders’/members’ equity	221,401	5,201

Total liabilities and stockholders’/members’ equity	$292,169	$153,417

Imperial Holdings, Inc. and Subsidiaries
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Agency fee income	$1,569	$2,439	$5,627	$7,717
Interest income	2,722	5,958	4,742	11,541
Origination fee income	1,824	5,592	4,105	12,891
Realized gain on sale of structured settlements	2,049	3,263	3,217	3,263
Realized gain on sale of life settlements	5	474	5	474
Gain on forgiveness of debt	2,139	2,768	4,682	4,533
Unrealized change in fair value of life settlements	17,687	1	28,885	(201)
Unrealized change in fair value of structured settlements	375	—	1,217	—
Servicing fee income	567	—	1,071	—
Other income	274	130	520	153

Total income	29,211	20,625	54,071	40,371

Interest expense	2,542	6,061	5,481	13,043
Interest expense — related parties	—	2,365	290	4,352
Provision for losses on loans receivable	21	(257)	129	3,019
Loss on loan payoffs and settlements, net	1,095	1,844	3,666	3,313
Amortization of deferred costs	1,597	5,786	3,504	11,633
Selling, general and administrative expenses	10,168	6,700	19,701	14,159
Selling, general and administrative — related parties	—	221	86	434

Total expenses	15,423	22,720	32,857	49,953

Income (loss) before income taxes	13,788	(2,095)	21,214	(9,582)
Provision for income taxes	1,183	—	9,179	—

Net income (loss)	$12,605	$(2,095)	$12,035	$(9,582)

Earnings (loss) per share:
Basic	$0.59	$(0.58)	$0.69	$(2.66)

Diluted	$0.59	$(0.58)	$0.69	$(2.66)

Weighted average shares outstanding:
Basic	21,202,614	3,600,000	17,373,589	3,600,000

Diluted	21,206,121	3,600,000	17,377,096	3,600,000

The following table highlights certain selected operating data in our life finance segment for the periods indicated (in thousands except number of loans, percentages, age, and life expectancy):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Period Originations:
Number of loans originated (by type):
Type 1*	12	19	38	70
Type 2**	3	—	9	1
Principal balance of loans originated	$4,147	$4,896	$15,836	$15,457
Aggregate death benefit of policies underlying loans originated	$78,500	$102,375	$273,850	$354,775
Selling general and administrative expenses	$2,571	$2,096	$5,157	$4,739
Average Per Origination During Period:
Age of insured at origination	76.3	73.6	75.6	73.8
Life expectancy of insured (years)	13.5	13.7	14.6	14.1
Monthly premium (year after origination)	$11.7	$15.6	$11.8	$14.0
Death benefit of policies underlying loans originated	$5,233.3	$5,388.2	$5,477.0	$4,996.8
Principal balance of the loan	$276.5	$257.7	$336.9	$217.7
Interest rate charged	14.0%	11.6%	14.0%	11.6%
Agency fee	$104.6	$128.4	$117.7	$108.7
Agency fee as % of principal balance
Type 1*	37.9%	48.0%	38.8%	50.1%
Type 2**	21.1%	—	20.8%	18.5%
Origination fee	$64.9	$112.0	$79.5	$91.1
Annualized origination fee as % of principal balance	24.3%	43.4%	25.2%	41.8%
End of Period Loan Portfolio
Loans receivable, net	$58,135	$174,267	$58,135	$174,267
Number of policies underlying loans receivable	209	550	209	550
Aggregate death benefit of policies underlying loans receivable	$1,027,252	$2,782,303	$1,027,252	$2,782,303
Number of loans with insurance protection	156	552	156	552
Loans receivable, net (insured loans only)	$40,391	$140,794	$40,391	$140,794
Average Per Loan:
Age of insured in loans receivable	75.3	75.5	75.3	75.5
Life expectancy of insured (years)	14.7	13.3	14.7	13.3
Monthly premium	$6.3	$6.7	$6.3	$6.7
Loan receivable, net	$278.2	$316.8	$278.2	$316.8
Interest rate	11.9%	11.3%	11.9%	11.3%
Period Acquisitions — Policies Owned
Number of policies acquired	60	—	79	—
Average age of insured at acquisition	78.6	—	78.1	—
Average life expectancy — Calculated LE (Years)	10.0	—	10.2	—
Average death benefit	$4,782	—	$4,733	—
Aggregate purchase price	$21,796	—	$25,705	—
Aggregate fair value at acquisition	$36,084	—	$48,329	—
Policies acquired, Percent of fair value paid	60.4%	—	53.5%	—
End of Period — Policies Owned
Number of policies owned	118	22	118	22
Average Life Expectancy — Calculated LE (Years)	10.5	14.4	10.5	14
Aggregate Death Benefit	$565,046	$56,895	$565,046	$56,895
Aggregate fair value	$74,678	$2,299	$74,678	$2,299
Monthly premium — average per policy	$10.5	$3.6	$10.5	$3.6

*	Type 1 loans are collateralized by life insurance policies that have been in force less than two years.

**	Type 2 loans are collateralized by life insurance policies that have been in force longer than two years.

The following table highlights certain selected operating data in our structured settlements segment for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Period Originations:
Number of transactions	245	142	407	247
Number of transactions from repeat customers	92	24	140	48
Weighted average purchase discount rate	18.3%	19.9%	18.3%	18.9%
Face value of undiscounted future payments purchased	$25,180	$12,958	$41,716	$20,255
Amount paid for settlements purchased	$5,438	$3,566	$8,651	$6,140
Marketing costs	$1,201	$1,374	$2,459	$2,422
Selling, general and administrative (excluding marketing costs)	$3,133	$1,727	$5,875	$3,308
Average Per Origination During Period:
Face value of undiscounted future payments purchased	$102.8	$91.3	$102.5	$82.0
Amount paid for settlement purchased	$22.2	$25.1	$21.3	$24.9
Time from funding to maturity (months)	149	129	154	127
Marketing cost per transaction	$4.9	$9.7	$6.0	$9.8
Segment selling, general and administrative (excluding marketing costs) per transaction	$12.8	$12.2	$14.4	$13.4
Period Sales:
Number of transactions originated and sold	199	219	408	219
Realized gain on sale of structured settlements	$2,049	$3,263	$3,217	$3,263
Average sale discount rate	11.6%	8.9%	10.1%	8.9%